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Exhibit 12(a)(10)

PRESS RELEASE DATED FEBRUARY 14, 2003

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NEWS RELEASE

W.C.I. Acquisition Corp. Terminates Tender Offer for all Outstanding Shares of WorldPort Communications, Inc.

CHICAGO, ILLINOIS, February 14, 2003—W.C.I. Acquisition Corp. ("W.C.I.") announced today that it has terminated its offer to purchase any and all of the outstanding shares of common stock of WorldPort Communications, Inc., at a price of $0.50 per share. W.C.I. terminated its offer pursuant to the conditions of the offer which, among other things, provided that W.C.I. would not purchase shares tendered in the offer if less than a majority of the outstanding shares, excluding shares owned by W.C.I. and its stockholders, were validly tendered and not withdrawn. This condition was not satisfied as of February 14, 2003. All tendered shares not accepted by W.C.I. for payment will promptly be returned by W.C.I.'s depositary to the tendering stockholders.

Questions and requests for assistance with respect to the offer to purchase for the WorldPort shares may be directed to the Information Agent for the transaction, Georgeson Shareholder Services, at (212) 440-9800 (for banks and brokers), or, for all others, toll free at (866) 328-5441.

Contact:

W.C.I. Acquisition Corp.
Jon Hicks, 312/456-2553

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  Exhibit 12(a)(10)